EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Civista Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Shares, without par value	Rules 457(c) and 457(h)	450,000	$14.62	$6,579,000	$0.0001476	$971.06

Total Offering Amounts					$6,579,000	$0.0001476	$971.06

Total Fee Offsets							—

Net Fee Due							$971.06

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate amount of additional Common Shares, without par value, of Civista Bancshares, Inc. that become available pursuant to the Civista Bancshares, Inc. 2024 Incentive Plan by reason of any stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and computed on the basis of $14.62, which is the average of the high and low prices for a Common Share, as reported on the NASDAQ Capital Market on May 21, 2024.